Exhibit o

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Financial Statements

January 31, 2026

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

January 31, 2026

Table of Contents

Report of Independent Registered Public Accounting Firm	3

Statement of Assets and Liabilities	4

Statement of Operations	5

Notes to Financial Statements	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Statement of Assets and Liabilities

(Unaudited)

As of January 31, 2026

Assets
Cash	$2,551,794
Deferred offering costs (See Note 2)	1,703,890

Total Assets	4,255,684
Liabilities
Payable to Investment Manager (See Note 2)	1,821,473
Payable for offering costs (See Note 2)	311,436

Total Liabilities	2,132,909

Net Assets	$2,122,775

Components of Net assets:
Paid-in capital (par value of $0.01 per share with an unlimited number of shares authorized)	$2,122,775

Net Assets	$2,122,775

Maximum Offering Price Per Share:
Net assets applicable to shares outstanding	$2,122,775
Number of shares issued and outstanding	212,277

Net asset value per share	$10.00
Maximum sales charge (5% of offering price)	0.53

Maximum offering price to public	$10.53

See Notes to Financial Statements.

ABX Longevity GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Statement of Operations

(Unaudited)

One Day Ended January 31, 2026

Income	$—
Expenses
Organizational costs	429,019
Less: Reimbursement from the Investment Manager	(-)

Net Expenses	429,019
Net Income	(429,019)
Net Decrease in Net Assets Resulting from Operations	$(429,019)

See Notes to Financial Statements.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements

1. Organization

The ABX Longevity Growth and Income Fund (the “Fund”) is a closed-end non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and organized as a Delaware statutory trust on August 23, 2023. ABL Wealth Advisors, LLC serves as the investment adviser (the “Investment Manager”) of the Fund. The Fund’s investment objectives are to realize long-term appreciation and current income.

The Fund currently offers one class of shares of beneficial interest (“Shares”). The Fund has been inactive since the date it was organized except for matters relating to the Fund’s establishment, designation, and the registration of 212,277 Shares to the Investment Manager on January 31, 2026 for $2,122,775 at a net asset value (“NAV”) of $10.00 per share, which represents the Investment Manager’s seed investment.

2. Accounting Policies

Basis of Preparation and Use of Estimates

The Fund is an investment company and follows the accounting and reporting guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from these estimates.

Organizational and Offering Costs

Organizational costs consist of the costs of forming the Fund, drafting of bylaws, administration, custody and transfer agency agreements, legal services in connection with the initial meeting of trustees and the Fund’s seed audit costs. Offering costs consist of the costs of preparation, review and filing with the SEC the Fund’s registration statement, the costs of preparation, review and filing of any associated marketing or similar materials, the costs associated with the printing, mailing or other distribution of the Prospectus, Statement of Additional Information (“SAI”) and/or marketing materials, and the amounts of associated filing fees and legal fees associated with the offering. The aggregate amount of the organizational costs and offering costs as of the date of the accompanying financial statements are $1,703,890 and $429,019, respectively.

The Investment Manager has agreed to advance the Fund’s organizational costs and offering costs already incurred and any additional costs incurred prior to the commencement of operations of the Fund. Organizational costs are expensed as incurred. Offering costs are accounted for as a deferred charge until Fund Shares are offered to the public and will thereafter, be amortized to expense over twelve months on a straight-line basis.

Federal Income Taxes

The Fund intends to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986. If so qualified, the Fund will not be subject to federal income tax to the extent it distributes substantially all of its net investment income and capital gains to shareholders. Therefore, no federal income tax provision is required. Management of the Fund is required to determine whether a tax position taken by the Fund is more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. Based on its analysis, there were no tax positions identified by management of the Fund which did not meet the “more likely than not” standard as of January 31, 2026.

Indemnifications

In the normal course of business, the Fund enters into contracts that provide general indemnifications. The Fund’s maximum exposure under these agreements is dependent on future claims that may be made against the Fund, and therefore cannot be established; however, the risk of loss from such claims is considered remote.

3. Capital Stock

The Fund’s Declaration of Trust dated March 8, 2024 permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. The Fund currently offers one class of shares of beneficial interest but is authorized under the Declaration of Trust to issue multiple classes of shares. The Fund may file an application with the SEC to receive exemptive relief to issue multiple classes of shares and to impose asset-based distribution fees and early-withdrawal charges, however there can be no guarantee that such exemptive relief will be granted. An investment in any share class of the Fund represents an investment in the same assets of the Fund.

Shares are generally offered for purchase on each business day, except that shares may be offered more or less frequently as determined by the Board in its sole discretion. The Board may also suspend or terminate offerings of shares at any time.

The Fund is a closed-end investment company that provides limited liquidity through a quarterly repurchase policy under Rule 23c-3 under the Investment Company Act. Once each quarter, the Fund will offer to repurchase at NAV no less than 5% of the outstanding shares of the Fund. The offer to purchase shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting shares. The quarterly repurchase offer amount will be determined by the Board before each quarterly repurchase offer.

4. Investment Management Agreement

The Fund has entered into an investment management agreement (the “Investment Management Agreement”) with the Investment Manager. Pursuant to the Investment Management Agreement, the Fund pays the Investment Manager an investment management fee in consideration of the Advisory and other services provided by the Investment Manager to the Fund. The Fund pays the Investment Manager a quarterly investment management fee equal to 1.45% on an annualized basis of the Fund’s average daily assets under management during such period. “Assets under management” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities.

5. Other Agreements

Distribution and Services Agreement

The Fund is authorized under a distribution plan to pay to the Fund’s Distributors a Distribution Fee for certain activities relating to the Distribution of shares to investors and maintenance of shareholder accounts. These activities include marketing and other activities to support the distribution of the shares. The plan operates in a manner consistent with Rule 12b-1 under the Investment Company Act, which regulates the manner in which an open-end investment company may directly or indirectly bear the expenses of distributing its shares. Although the Fund is not an open-end investment company, it has undertaken to comply with the terms of Rule 12b-1 as a condition of an exemptive order under the Investment Company Act which permits it to have asset-based distribution fees. Under the distribution plan, the Fund will pay a Distribution Fee at an annual rate of 0.25% of average daily net assets attributable to the applicable share classes for remittance to financial intermediaries, as compensation for distribution and/or maintenance of shareholder accounts performed by such financial intermediaries for beneficial shareholders of the Fund.

Distribution Services, LLC. (the “Distributor”) is the distributor (also known as principal underwriter) of the Shares of the Fund and acts as the agent of the Fund in connection with the continuous offering of shares of the Fund.

Pursuant to shareholder service plan, the Fund may charge a shareholder servicing fee of up to 0.15% of average daily net assets per year. The Fund may use this fee to compensate financial intermediaries or financial institutions for providing ongoing services in respect of clients with whom they have distributed shares of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s transfer agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund may reasonably request.

Fund Administration Agreement

The Fund has retained the Administrator, UMB Fund Services, Inc. (the “Administrator”) to provide administrative services, and to assist with operational needs. In consideration for these services, the Fund pays the Administrator a monthly administration fee (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. The Administrator is also reimbursed by the Fund for out-of-pocket expenses relating to services provided to the Fund, and receives a fee for transfer agency services. The Administration Fee and the other terms of the Administration Agreement may change from time to time as may be agreed to by the Fund and the Administrator.

Custodian Agreement

Wilmington Trust, N.A. (“Wilmington Trust”) is the custodian of the Fund’s portfolio of non-cash assets (including Longevity Assets), and M&T Bank Corp. (“M&T Bank”) is the custodian of the Fund’s cash (together, the “Custodians”). Wilmington Trust and M&T Bank may, upon notice to the shareholders, appoint domestic and foreign sub-custodians and use depositories from time to time to hold Longevity Assets and other instruments purchased by the Fund in foreign countries and to hold cash and currencies for the Fund. The Fund may utilize the Custodians to effect purchases of Mortality Contracts from the secondary market.

6. Subsequent Events

In preparing these financial statements, management has evaluated subsequent events through the date of issuance. There have been no subsequent events that occurred during such period that would require disclosure or would be required to be recognized in the financial statements.